Exhibit 99.1

Covenant Logistics Group Completes Asset Sale of Transport Financial Solutions Factoring Segment
CHATTANOOGA, Tenn., July 08, 2020 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant”) today announced the sale of the transportation factoring assets of its Transport Financial Solutions (“TFS”) segment to Triumph Business Capital for approximately $132.2 million, including contingent consideration of approximately $9.9 million. Triumph Business Capital is an indirect wholly owned subsidiary of Triumph Bancorp, Inc. (NASDAQ: TBK) (“Triumph”).
Chairman and Chief Executive Officer, David R. Parker, commented: “TFS has grown significantly since inception in late 2011 and delivered consistently strong margins and returns. With a critical mass of over $100.0 million of capital deployed and strong growth opportunities, it was time to transition the business to an owner with a core lending focus and deep knowledge of the transportation industry. We are confident Triumph is the right partner for TFS’ clients going forward. The ability to pay down over $120.0 million of debt in the near term is consistent with our goals of significantly reducing our leverage and concentrating our business model on services and sectors where we can add considerable value to our partner-customers in the U.S. logistics industry.”
The transaction was structured as a sale of TFS’ factoring assets, consisting primarily of $103.3 million of net accounts receivable and related transportation factoring assets. In exchange, Covenant received cash proceeds, net of transaction expenses, totaling approximately $107.5 million, plus Triumph common stock valued at approximately $13.9 million, and the opportunity to earn contingent cash consideration (net of allocations to former TFS management) of up to approximately $9.0 million after the twelve-month period ending July 31, 2021. The parties also entered into an ongoing referral arrangement.
The TFS transaction is expected to generate a third quarter pretax gain ranging from $34.0 to $38.0 million. The third quarter gain from the sale of TFS is expected to modestly exceed the net amount of multiple second quarter gains, impairments, and expenses relating primarily to the sale or exit of certain real estate, downsizing unprofitable operations, reallocating fleet assets toward contract logistics operations, and other actions consistent with the strategic plan. Additional information will be provided in connection with the release of earnings for the second quarter of 2020.
About Covenant
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited, dedicated, and irregular route truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”
About Triumph Bancorp, Inc.
Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking, national lending, and commercial finance products. Its bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, New Mexico, Iowa and Illinois. It serves a national client base with factoring, equipment lending and asset-based lending through Triumph Commercial Finance, discount factoring through Advance Business Capital LLC, d/b/a Triumph Business Capital, insurance through Triumph Insurance Group, Inc., and carrier and vendor payment solutions through TriumphPay.
About Triumph Business Capital
Triumph Business Capital is an operating subsidiary of TBK Bank, SSB (Member FDIC), offering invoice factoring and payment processing solutions to transportation and other service industries.
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements relating to expectations for the amount of debt to be repaid with proceeds of the transaction, significant reduction of leverage, concentration of the business model on certain services and sectors, and the anticipated amounts, nature, and timing of gains, losses, and other accruals, are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the completion of required accounting estimates, entries, and procedures; the ability to monetize the Triumph common stock received in the transaction and the timing and amount of net proceeds therefrom; the application of net proceeds of the foregoing; the level of future net capital expenditures and other cash needs of the business and associated borrowing to fund the same; the timing and success of implementing the strategic plan. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.
For further information contact:
Richard B. Cribbs, Senior Vice President
RCribbs@covenanttransport.com

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